EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-56764) pertaining to the 1992 Stock Option Plan, 1992 Director Stock Option Plan, Employee Stock Purchase Plan, and Employee Stock Ownership Plan, the Registration Statement (Form S-8 No. 333-03583) pertaining to the Patterson Dental Company Capital Accumulation Plan of Patterson Dental Company, the Registration Statement (Form S-8 No. 333-45742) pertaining to the Patterson Dental Company Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-87488) pertaining to the Patterson Dental Company 2001 Non-Employee Directors’ Stock Option Plan and the Patterson Dental Company Employee Stock Ownership Plan or the Thompson Dental Company Stock Ownership Plan, the Registration Statements on Form S-3 (No.s 333-19951, 333-41199, 333-61489, 333-79147 and 333-116226), the Registration Statement (Form S-8 No. 333-101691) pertaining to the Patterson Dental Company 2002 Stock Option Plan, and the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-114643) pertaining to the Patterson Dental Company’s Stock Option Plan for Canadian Employees of our report dated May 20, 2004, with respect to the Consolidated Financial Statements of Patterson Companies, Inc. included in this Annual Report (Form 10-K) for the year ended April 24, 2004.

Our audits also included the financial statement schedule of Patterson Companies, Inc. listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

July 1, 2004